                             WAIVER AND CONSENT               Exhibit 4(b)

       THIS WAIVER AND CONSENT ("Waiver") is granted as of February 2, 1996, by COMMERCE BANK, N.A. located in Kansas city, Missouri ("Bank") for the benefit of MIDWEST GRAIN PRODUCTS, INC. ("Company").

       WHEREAS, pursuant to the Second Amended Line of Credit Loan Agreement dated as of September 18, 1995 by and between Bank and Company ("Loan Agreement"), Bank agreed to make advances to Company, subject to certain terms, conditions and limitations contained therein; and

       WHEREAS, Company is in violation of certain covenant under the Loan Agreement, and Company has requested that Bank acknowledge its waiver of such covenant; and

       WHEREAS, pursuant to the terms for Section 5.1 of the Loan Agreement for Fixed waive compliance with covenants by a writing executed by an officer of the Bank and the parties may consent in writing to a modification of the Loan Agreement.

       NOW, THEREFORE, for valuable consideration, the Bank hereby agrees as follows;

         1. Capitalized terms used herein and not defined herein, shall have the meanings ascribed to them in the Loan Agreement.

         2. Bank hereby waives compliance with Section 3.1(e) of the Loan Agreement for the fiscal quarter of Company ended December 31, 1995.

         3. Bank consents to the inclusion of depreciation net of major capital maintenance in the calculation of New Income Available for Fixed Charges for (and only for) for the propose of computation of the fixed charges coverage ratio of section 3.1(e) of the Loan Agreement for each fiscal quarter of the Company during the period beginning January 1, 1996 and ending December 31, 1996.

         4. This Waiver shall be strictly limited to the covenant set forth herein and shall not obligate Bank to grant any further waivers in the future unless otherwise specifically agreed to by the Bank.

         5. This Waiver shall be governed by, and construed in accordance with, the laws of the State of Missouri.

         IN WITNESS WHEREOF, Bank has executed this Waiver, and Company has executed its acknowledgment and agreement herewith, as of the date first above written.

                                              COMMERCE BANK, N.A.
                                                 s/Frederick Marsten
                                              By:________________________
                                              Title: V.P.

Acknowledged and Accepted:

MIDWEST GRAIN PRODUCTS, INC.

    s/Robert G. Booe
By:________________________
Title: V.P. - CFO